Exhibit 99.1

Contacts:	Brian Heagler (investors) 425-415-6794
Matt Nichols (media) 425-415-6657

FOR IMMEDIATE RELEASE

Microvision reports third quarter of 2004

revenue of $2.7 million

Microvision segment revenue is up 25% compared to the second quarter of 2004 and up 40% compared to Q3 2003

BOTHELL, WA – November 4, 2004 – Microvision, Inc. (NASDAQ:MVIS), a leader in light scanning technologies, today reported financial results for the third quarter of 2004. Consolidated revenue for the three months ended September 30, 2004 was $2.7 million compared to $2.6 million for the same period in 2003. Consolidated revenue for the three months ended September 30, 2004 includes $82,000 attributable to Lumera. Lumera was Microvision’s consolidated subsidiary until it completed an initial public offering in July 2004. Consolidated revenue for the three months ended September 30, 2003 included $676,000 attributable to Lumera. Consolidated contract revenue was $2.2 million for the third quarter of 2004 ($2.1 million excluding Lumera) compared to $2.5 million for the same period last year ($1.8 million excluding Lumera). Consolidated product revenue was $572,000 for the third quarter of 2004 compared to $42,000 last year. Consolidated product revenue in the third quarter of 2004 was comprised of $224,000 from sales of Nomad and $348,000 from sales of the Flic bar code scanner.

Consolidated revenue for the nine months ended September 30, 2004 was $8.1 million ($7.4 million excluding Lumera) compared to $10.6 million ($9.2 million excluding Lumera) for the same period in 2003. Revenue for the nine months of 2004 was down due to lower contract revenue, partially offset by higher product revenue. Contract revenue for 2004 was negatively impacted by the delay in the $3.85 million VCOP contract award, which was awarded late in the second quarter and the loss of an expected contract award by the government of approximately $1.7 million. As of September 30, 2004, backlog totaled $3.2 million of which $2.9 million was for development contracts, $194,000 for Nomad and $86,000 for the Flic laser bar code scanner and accessories.

The company reported a consolidated net loss available for common shareholders of $10.1 million or $0.47 per share for the third quarter of 2004 compared to $6.9 million or $0.39 per share in the same period in 2003. The third quarter of 2004 net loss includes inventory writeoffs totaling $800,000 related to Nomad and the Flic scanner; increased production costs for starting up the production line for Nomad of $300,000; an increase in sales and marketing costs of approximately $1.0 million related to the Nomad product launch and a net loss attributable to Lumera of $1.6 million, of which $750,000 relates to Microvision’s portion of Lumera’s net loss after Lumera’s IPO and consequent deconsolidation. Microvision’s cash used for operations in the third quarter of 2004 was $7.1 million.

The company ended the quarter with $8.8 million in cash and cash equivalents. Microvision ended the quarter with an investment in Lumera of $11.2 million, representing the company’s ownership of Lumera’s net book value after the IPO. The company owns approximately 5.5 million shares of common stock of Lumera.

“We made important progress in the third quarter at getting contract revenue ‘back on track’ as we indicated as a key objective in our last quarterly report,” said Microvision CEO Rick Rutkowski. “Contract revenue was down for the first six months of this year and for the nine month period due to a protracted delay in the award of a US Army contract and the delayed release of our Nomad product. During the third quarter contract revenue increased significantly over the prior quarter and also versus the third quarter of last year. Given our current contract backlog of $2.9 million and prospects for new commercial and government contract bookings during the current quarter and the first half of next year, we expect this trend to continue.

“We also overcame production challenges that delayed the commercial introduction of our Nomad Expert Technician System until late in the past quarter. Production is now running smoothly and we have been consistently achieving our current production and quality goals.

“We are very pleased with market acceptance in the automotive maintenance and repair sector for Nomad and have noted an increase in sales activity across the board during the month of October. We currently have over 400 dealers that have requested product demonstrations. To date, we have installed 102 Nomad units in 23 dealerships in 18 states and across a wide number of brands, including Honda, Volvo, Saab, Lexus, Ford and General Motors dealerships.

“Our Reference Account program has been very successful, resulting in a sharp increase in brand awareness in each of the regions that we have installed reference accounts. We have 4 high profile dealers in our Reference Account program, including the largest Honda dealer in the world, the largest Lexus dealer in the U.S., the 4th largest Chevrolet dealer in the U.S. and one of the largest auto dealers in the mid-Atlantic region. Additionally, Nomad was named a “Top 20 Tool” by Motor Magazine News. We currently have 41 independent sales representatives in place. We continue to build our sales channel by adding additional sales representatives and we expect to see sales per representative increase during the fourth quarter and beyond. We also have initiatives underway to partner with leading software and solutions providers to the automotive parts and service market.

“To date we have sold 132 units, including 57 sold in the third quarter. Sales were constrained in the third quarter by production issues that were resolved only a few weeks before the quarter’s end. We ended Q3 with 38 units in backlog and had our best Nomad revenue months in October.

“We have responded to a solicitation notice from the U.S. Army Reserve to negotiate the purchase of 37 Nomad units plus accessories for use in Army Reserve vehicle maintenance depots. We recently completed a highly successful test and evaluation with US Air Force maintenance crews in Yokota Japan and have seen strong and growing interest from multiple branches of the US military for maintenance applications. The U.S. Department of Defense reports that an estimated 700,000 military and civilian personnel are involved in defense maintenance activities. These technicians are servicing the world’s largest fleets of ships, aircraft and vehicles, including 300 ships, 15,000 aircraft and helicopters, 1,000 strategic missiles, and 350,000 ground combat and tactical vehicles. Microvision has an opportunity to join the U.S. Air Force “FAST” contract as a subcontractor to support the needs of Air Force depots and the Defense Logistics Agency. The FAST contract has $7.4 billion available to spend over the next 7 years and is to acquire products and services in support of defense maintenance and logistics needs. This contract potentially gives us a vehicle from which to sell Nomad systems and Flic scanners as well as engineering development services to the Air Force.

“With the sharp increase in qualified leads, growing product awareness, a larger sales force and increasing user experience and “word-of-mouth” testimonials, we believe we are positioned for sales volumes for the Nomad product to begin to accelerate beginning in the current quarter.

“On October 25, we received a presolicitation notice from the Army, stating that the U.S. government intends to negotiate, on a sole source basis, with Microvision for a contract to immediately purchase 2 Nomad units with an option to purchase up to 250 additional Nomad units within the next 12 months. According to the notice, the Army anticipates awarding a contract by November 30. The Army has concluded that the Nomad is the only commercially available day/night see-through heads-up display that connects to the FBCB2 computer and weapons sensors in the Stryker vehicle. This version of the Nomad will include some enhanced features, such as enabling the user to toggle between moving map information displayed by the FBCB2 system and other thermal imaging systems in the Stryker vehicle. We believe this is a very positive step toward the Army’s goal to outfit each Stryker vehicle, both now and in the future, with a Nomad unit.

“The effort we began in the second quarter to focus on building OEM relationships for the Flic scanner continued to bear fruit in the third quarter. We announced a key distribution relationship with Smead, a global leader in office filing products and records management solutions. Smead intends to private label the Flic scanner and market an integrated solutions package for retail distribution to small and medium sized businesses. We believe that integrating the Flic scanner into supply chain solutions with OEMs is the ‘sweet spot’ for the Flic scanner and we plan to continue to build that channel with additional OEM relationships. We also announced a 1,000 unit order from Trax Retail Solutions to add the Flic scanner to its loss prevention products that is marketed to supermarkets, convenience stores and general merchandisers.

“We are very excited about the progress we are making on a number of development projects related to potential high-volume OEM products in our pipeline. We are very pleased with the development of the MicroHUD and the continuing support we have received from BMW and Volkswagen of America and a major European Tier 1 auto supplier. We expect to install a prototype HUD in a Volkswagen car later this month and we are encouraged about our prospects for continued development opportunities and the potential for design wins. We believe that we are entering this market at a very opportune time. Analysts expect that this product category will be the fastest growing segment of the automotive display market and will become a very large market over the next several years. According to information published by DisplaySearch at the SID Vehicle Display Conference in October, the market for heads-up displays in automobiles is expected to grow from 102,000 units in 2004 to over 4 million units (roughly 6% of vehicles) by 2010, a compound annual growth rate of 84%. Clearly this is a large and growing market opportunity and we are highly encouraged that our performance and package size advantages position us very well to benefit from this trend.

“During the third quarter we delivered prototype devices to Canon for an electronic viewfinder for digital cameras, to an Asian company for a high-speed laser print engine, and a 2D bar code reader. Each of these prototypes is currently being evaluated and we are encouraged that we will have follow-on development opportunities.

“We achieved a significant technological milestone in the third quarter, demonstrating what we originally reported as a 7.6 million pixel microdisplay. The actual pixel count was 9 million pixels. The multi-zone scanning technique that we used to achieve this dramatic increase in resolution offers the flexibility of increasing display performance by adding inexpensive LEDs. The ability to combine lower cost and higher resolution are key considerations for development of consumer electronics products, especially those relating to electronic gaming and media and entertainment.

“Finally, one of the highlights of the quarter was the initial public offering of Lumera, which raised just under $42 million.

“We took some very important steps in the third quarter to grow our business for the long term. We believe that Nomad and Flic are poised to begin ramping sales volumes and that one or more of our multiple development opportunities could begin to accelerate toward product development.”

Conference Call

Microvision will host a conference call to discuss its third quarter of 2004 financial results at 4:30 p.m. ET today. Participants may join the conference call by dialing (800) 706-7748 (for U.S. participants) ten minutes prior to the start of the conference. International participants can dial (617) 614-3473. The conference passcode number is 67046555. Additionally, the call will be broadcast over the Internet and can be accessed from the company’s web site at www.microvision.com. A telephone replay of the call will be available through 5:00 p.m. ET November 11, 2004 and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The passcode is 51843989. Also, a replay of the conference call will be available on the company’s web site.

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About Microvision: www.microvision.com

Headquartered in Bothell, Wash., Microvision Inc. is the world leader in the development of high-resolution displays and imaging systems based on the company’s proprietary silicon micro-mirror technology. The company’s technology has applications in a broad range of military, medical, industrial, professional and consumer products.

Forward-Looking Statements Disclaimer

Certain statements contained in this release, including expected results, projections of future revenues, plans for product development and production volume, future development contracts and commercial arrangements, growth in demand, future product benefits, future operations and the benefits of our equity interest in Lumera, as well as statements containing words like “believes,”“estimate,” “expects,” “anticipates,” “target,” “plans,” “will”, “could” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: our ability to raise additional capital when needed; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims, risks related to Lumera’s business and the market for its equity and other risk factors identified from time to time in the company’s SEC reports and other filings, including the Company’s Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Microvision, Inc.

Consolidated Balance Sheet

(In thousands)

(Unaudited)

	September 30, 2004	December 31, 2003
Assets
Current Assets
Cash and cash equivalents	$8,752	$10,700
Investment securities, available-for-sale	—	11,078
Accounts receivable, net of allowances	789	1,896
Costs and estimated earnings in excess of billings on uncompleted contracts	960	664
Receivable from Lumera	46	—
Inventory	2,781	331
Other current assets	800	1,684

Total current assets	14,128	26,353

Investment in Lumera	11,162	—
Property and equipment, net	2,776	5,958
Restricted investments	1,238	1,269
Other assets	232	338

Total assets	$29,536	$33,918

Liabilities, Mandatorily Redeemable Convertible Preferred Stock and Shareholders’ Equity
Current Liabilities
Accounts payable	$2,621	$1,223
Accrued liabilities	3,977	5,164
Allowance for estimated contract losses	31	—
Billings in excess of costs and estimated earnings on uncompleted contracts	56	53
Current portion of capital lease obligations	48	62
Current portion of long-term debt	75	70

Total current liabilities	6,808	6,572

Research liability, net of current portion	—	1,948
Capital lease obligations, net of current portion	12	34
Long-term debt, net of current portion	42	99
Deferred rent, net of current portion	43	107
Other long-term liabilities	—	16

Total liabilities	6,905	8,776

Commitments and contingencies	—	—

Minority interest	—	1,847

Mandatorily redeemable convertible preferred stock	7,487	—

Shareholders’ Equity
Common stock at par value	22	21
Additional paid-in capital	197,096	180,354
Deferred compensation	(462)	(846)
Subscriptions receivable from related parties	(166)	(166)
Receivables from related parties, net	(1,823)	(1,823)
Accumulated other comprehensive income	—	25
Accumulated deficit	(179,523)	(154,270)

Total shareholders’ equity	15,144	23,295

Total liabilities, mandatorily redeemable convertible preferred stock and shareholders’ equity	$29,536	$33,918

Microvision, Inc.

Consolidated Statement of Operations

(In thousands, except earnings per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Contract revenue	$2,157	$2,523	$6,267	$10,290
Product revenue	572	42	1,834	323

Total revenue	2,729	2,565	8,101	10,613

Cost of contract revenue	1,580	1,469	3,977	4,825
Cost of product revenue	886	30	2,189	284

Total cost of revenue	2,466	1,499	6,166	5,109

Gross margin	263	1,066	1,935	5,504

Research and development expense	4,666	5,524	12,628	18,403
Marketing, general and administrative expense	4,722	3,615	14,486	12,286
Non-cash compensation expense	212	544	1,828	1,461

Total operating expenses	9,600	9,683	28,942	32,150

Loss from operations	(9,337)	(8,617)	(27,007)	(26,646)

Interest income	43	76	224	290
Interest expense	(40)	(11)	(137)	(35)
Gain (loss) on disposal of fixed assets	(1)	64	(1)	33
Realized gain on sale of investment securities	—	—	—	39

Loss before minority interests and equity in losses of Lumera	$(9,335)	$(8,488)	$(26,921)	$(26,319)

Minority interests in loss of consolidated subsidiary	54	1,623	2,438	5,366
Equity in losses of Lumera	(750)	—	(750)	—

Net loss	$(10,031)	$(6,865)	$(25,233)	$(20,953)

Less: Stated dividend on preferred stock	(20)	—	(20)	—
Non-cash accretion of discount on preferred stock	(43)	—	(43)	—

Net loss available for common shareholders	$(10,094)	$(6,865)	$(25,296)	$(20,953)

Net loss per share before non-cash compensation expense	$(0.46)	$(0.36)	$(1.09)	$(1.13)
Non-cash compensation expense	(0.01)	(0.03)	(0.09)	(0.09)

Net loss per share - basic and diluted	$(0.47)	$(0.39)	$(1.18)	$(1.22)

Weighted-average shares outstanding - basic and diluted	21,508	17,799	21,488	17,188